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                                                                     Exhibit 2.2

                                    AGREEMENT

                        TO AMEND THE AGREEMENT OF MERGER

                     AND TERMINATE THE EMPLOYMENT AGREEMENT

      This is an Agreement, effective as of January 18, 2002, by and among Semotus Solutions, Inc. ("Semotus") and John Hibben, to amend the Agreement of Merger dated as of April 30, 2001, between Semotus, ADA Acquisition, Inc., a Delaware corporation ("Sub"), Application Design Associates, Inc., a Colorado corporation, (the "Company"), and John Hibben (the "Shareholder"), and to terminate the Employment Agreement by and among John Hibben and ADA Acquisition Inc. (now named Application Design Associates, Inc.).

      WHEREAS, the Company was merged with Sub, and the Shareholder received a certain number of Parent Shares on the Closing Date, and has the right to potentially receive a certain additional number of Parent Shares as part of an earn-out, in accordance with the terms and conditions of the Agreement of Merger; and

      WHEREAS, the parties desire to sell a portion of the Company's stock to a third party, 2007978 Ontario Inc (the "Purchaser"), and concurrently with the execution of this Agreement, the parties will execute a Stock Purchase Agreement and other ancillary agreements (the "Stock Purchase Transaction").

      WHEREAS, the parties desire to amend the Agreement of Merger and terminate the Employment Agreement, so as to be consistent with the purpose of the Stock Purchase Transaction and the terms and conditions of the Stock Purchase Agreement.

      NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1. The parties agree that upon the Closing Date of the Stock Purchase Agreement, the Shareholder shall transfer and assign the 250,000 Parent Shares in the name of the Shareholder that are currently held by Arapahoe Bank as security for the Acquisition Loan, and such shares shall be released at the time replacement security is provided by the Purchaser pursuant to Section 6.8 of the Stock Purchase Agreement.

2. The parties agree that upon the Closing Date of the Stock Purchase Agreement, Sections 3.3 and 3.4 of the Agreement of Merger shall be terminated in their entirety and be of no further force or effect.

3.    Amendment of Article III, Sections 3.1 and 3.2 of the Agreement of Merger.
      Article III, Sections 3.1 and 3.2 of the Agreement of Merger are hereby amended such that the Shareholder hereby agrees that any Additional Parent Shares earned and issued pursuant to the Merger Agreement after the date hereof, up to and including the Option Closing Date, are hereby transferred and assigned to the Purchaser, and such Additional Parent Shares shall be issued to the Purchaser instead of to the Shareholder, and held by the Purchaser until the Option Closing Date, at which time the shares shall be released per the terms of the Stock Purchase Agreement. Thereafter, Sections 3.1 and 3.2 of Article

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      III to the Agreement of Merger shall be terminated and deleted in their entirety and be of no further force or effect as of the Option Closing
      Date.

4. Section 10.1 of the Agreement of Merger is hereby terminated and of no further force or effect. Both parties are hereby released of any and all obligations or responsibilities, past, present or future, in connection with the terms and conditions of Section 10.1 of the Merger Agreement.

5. The Employment Agreement is hereby terminated and of no further force or effect. Both parties are hereby released of any and all obligations or responsibilities, past, present or future, in connection with any and all of the terms or conditions of the Employment Agreement, including all provisions related to termination of the Employment Agreement. Shareholder, or `Executive', as defined in the Employment Agreement, is also released from any and all other non-compete provisions with the Company or Semotus.

6. The Executive shall continue to be employed by the Company as President of the Company and continue to serve as a member of the Company's board of directors through the Option Closing Date, and as part of Executive's compensation, Executive's stock options pursuant to Semotus' 1996 Stock Option Plan shall continue to vest and be in full force and effect. However, the total number of Executive's stock options shall be reduced by 100,000, for a total of 75,000 options. Additionally, all of Executive's outstanding stock options as of the Effective Date of this Agreement shall be repriced and have an exercise price of $0.76 per share. If the Option is exercised by the Purchaser pursuant to the Stock Purchase Agreement, all of Executive's 75,000 stock options shall accelerate and be fully vested as of the Option Closing Date; Executive shall then have 90 days to exercise any part or the whole of these stock options in accordance with Semotus' Stock Option Plan.

7. Mr. Hibben shall use his best efforts to obtain discharges to the following seven Colorado UCC Filings against the Company: Report Nos. 902045169; 952038087; 962054769; 19972066893; 19972081718, A8198288,
      20002005813.

8. Miscellaneous. All other terms and conditions of the Agreement of Merger shall remain in full force and effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

9. Fax Signatures. The parties hereby agree that signatures transmitted and received via facsimile or other electronic means shall be treated for all purposes of this Agreement as original signatures and shall be deemed valid, binding and enforceable by and against both parties.

10. Capitalized terms used and not otherwise defined in this Agreement shall have the meanings ascribed to them in the Agreement of Merger, the Employment Agreement and/or the Stock Purchase Agreement, as applicable.

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11.   This Agreement is contingent upon the simultaneous execution of The Stock
      Purchase Agreement and all other ancillary agreements necessary to finalize the Stock Purchase Transaction.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                            SEMOTUS SOLUTIONS, INC.


                                            By:  /s/ Anthony N. LaPine
                                                 -----------------------------
                                                 Name:  Anthony N. LaPine
                                                 Title: President and CEO



                                            APPLICATION DESIGN ASSOCIATES, INC.
                                            (formerly ADA Acquisition, Inc.)


                                            By:  /s/ Anthony N. LaPine
                                                 -----------------------------
                                                 Name:  Anthony N. LaPine
                                                 Title: CEO



                                            SHAREHOLDER

                                            By:  /s/ John Hibben

                                                 -----------------------------
                                                 Name:  John Hibben

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